Exhibit 99.1

FOR IMMEDIATE RELEASE
April 9, 2008
CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)

First National Announces First Quarter 2008 Financial Results

Spartanburg, SC, April 9, 2008 -- First National Bancshares, Inc. (NASDAQ: FNSC) (www.firstnational-online.com), the bank holding company for First National Bank of the South, today reported its financial results as of and for the quarter ended March 31, 2008.

Total assets increased to $848.3 million as of March 31, 2008, an increase of $340 million or 66.8% since March 31, 2007. Loans excluding loans held for sale, grew to $701.5 million, an increase of 73.6% or $297.3 million over total loans of $404.2 million as of March 31, 2007. Deposits rose by $262.9 million since March 31, 2007, to $671.5 million, as of March 31, 2008, an increase of 64.3%. These amounts include $220.9 million, $203.3 million and $187.3 million in assets, loans and deposits, respectively, from the acquisition of Carolina National Corporation (NASDAQ: CNCP) which closed on January 31, 2008.

Net interest income was $5.2 million in the first quarter ended March 31, 2008, an increase of 30.2% or $1.2 million, as compared to $4.0 million recorded during the same period in 2007. This increase is primarily due to the growth in average earning assets since March 31, 2007, of $252.1 million, or 54.93%. The increase in average earning assets during this period includes $215.3 million from the Carolina National acquisition.

Jerry L. Calvert, President and CEO, said, “Our net interest income for the quarter has increased over the same period last year as our bank continues to grow. We are excited to welcome the Carolina National customers, employees and shareholders to the First National family. First National is now the ninth largest financial institution headquartered in the state of South Carolina with assets of $848 million and eleven full-service branches. We look forward to the next step in the integration of our two great companies as we approach the system conversion in late May.”

Mr. Calvert continued, “We believe that we have excellent opportunities for further core deposit growth throughout our branch network which includes three branches that have been open for less than a year. In addition, two more full-service branches should be open by the end of 2008, one in Lexington, South Carolina and the other in the Fort Mill/Tega Cay community in York County. This expansion of our branch network allows us to better serve our customers’ banking needs and expand our customer base.”

First National posted net income of $735,000 for the quarter ended March 31, 2008, as compared to net income for the quarter ended March 31, 2007, of $852,000. Net income for the first quarter of 2008 includes net income from the net accretion of purchase accounting adjustments related to the Carolina National acquisition of $153,000, net of income taxes.

Earnings per diluted common share for the quarter ended March 31, 2008, were $0.10 per share as compared to $0.19 per diluted common share for the same period in 2007, a decrease of 47.4%. Diluted common shares outstanding for the quarter ended March 31, 2008, increased by 61.3% over the same period in 2007, primarily due to the dilutive effects resulting from the $18.0 million in noncumulative convertible perpetual preferred stock issued in July of 2007 and the effect of a prorated amount to reflect the 2.7 million common shares issued to the former Carolina National shareholders as of the merger date of January 31, 2008.

Mr. Calvert concluded, “We continue to closely monitor the mix of our earning assets and funding sources to maximize our net interest income during this extremely difficult interest rate environment. Although we have experienced a reduction in our net interest margin with the recent prime rate cuts, we have increased our capital position, and we continue to grow our core deposit base. As we begin our ninth year of banking operations, we remain optimistic about our future prospects for earnings and asset growth in each of our markets.”

The net interest margin for the quarter ended March 31, 2008 was 2.91%, as compared to the 3.50% net interest margin recorded for the quarter ended March 31, 2007, or a reduction of 59 basis points. The Federal Reserve has decreased the federal funds rate by 250 basis points since September 18, 2007. Since the majority of the earning assets earn interest at floating rates, these interest rate changes have resulted in decreased levels of interest income. As interest-bearing liabilities such as time deposits mature and reprice, interest expense decreases on these liabilities, most of which pay interest at fixed rates and have set maturity dates. Interest expense should decrease on these liabilities, allowing the net interest margin to improve, assuming there are no further reductions in the federal funds rate. As of March 31, 2008, 60.7% of time deposits with a weighted average yield of 4.71% are scheduled to mature and reprice during the six-month period ending September 30, 2008.

Noninterest income increased by 101.1% during the first quarter of 2008, primarily due to the existence of the wholesale mortgage division for a full three months in 2008 since the noninterest income recorded for the quarter ended March 31, 2007 only included income from this division for two months. This division, which was formed in January 2007, offers a wide variety of conforming and non-conforming mortgage loan products to other community banks and mortgage brokers which are held for sale in the secondary market. Sales of mortgage loans originated through the division occur pursuant to sales contracts entered into with the investors at the time of the loan commitment. As of March 31, 2008, $15.7 million in mortgage loans were held for sale to investors, an increase of $2.9 million or 23.1% since March 31, 2007.

Recent financial media attention has focused on mortgage loans that are considered “sub-prime” (higher credit risk), “Atl-A” (low documentation) and/or “second lien”. Management has evaluated the loans that have been originated to date through the wholesale mortgage division and believes that virtually all of these loans conform to FHLMC and FNMA standards with the remainder of the loans being jumbo residential mortgages and mortgages with alternative or low documentation. Therefore, management believes that the exposure of this division to the sub-prime and Alt-A segments is extremely low.

Noninterest expense for the three months ended March 31, 2008, increased by 65.5% over the same period last year , which is in line with the increase in total assets of 66.8% since March 31, 2007. However, the increase in noninterest expense was relatively larger than the 40.4% increase in net interest income and noninterest income for the same period, primarily due to the 16.9% decrease in the net interest margin. As a result, the efficiency ratio increased by 15.4% from 64.32% for the quarter ended March 31, 2007 to 75.79% for the quarter ended March 31, 2008.

Nonperforming assets were $20.7 million as of March 31, 2008, as compared to $3.8 million as of March 31, 2007. This amount includes $2.2 million in nonperforming assets related to the acquisition of Carolina National. The $2.2 million in nonperforming assets acquired from Carolina National have been recorded at their net realizable value as of the merger date of January 31, 2008. Unrecognized interest income for the quarter ended March 31, 2008, on average nonperforming assets of $8.2 million for this period was $116,000.

Significant nonperforming loans consist primarily of loans made to eight residential real estate developers with total exposure of $14.7 million as of March 31, 2008, or 71.1% of the balance of total nonperforming assets as of this date. The recent downturn in the residential housing market is the primary factor leading to the deterioration in these loans. Therefore, additional reserves have been provided in the allowance for loan losses during the quarter ended March 31, 2008, to account for what management believes is the increased potential credit risk associated with these loans. These additional reserves are based on management’s evaluation of a number of factors including the estimated real estate values of the collateral supporting each of these loans.

As of March 31, 2008, total residential construction and development loans totaled $68.4 million or 9.5% of the loan portfolio. Included in this amount is $17.6 million of residential construction and development loans added from the acquisition of Carolina National. These loans carry a higher degree of risk than long-term financing of existing real estate since repayment is dependent on the ultimate completion of the project or home and usually on the sale of the property or permanent financing. Slow housing conditions have affected some of these borrowers’ ability to sell the completed projects in a timely manner. Management believes that the combination of specific reserves in the allowance for loan losses and established impairments of these loans are adequate to account for the current risk associated with the residential construction loan portfolio as of March 31, 2008.

Also included in nonperforming assets as of March 31, 2008, is $3.1 million in other real estate owned, or 15.0% of total nonperforming assets as of this date. The carrying value of these assets is believed to be representative of their fair market value, although there can be no assurance that the ultimate proceeds from the sale of these assets will be equal to or greater than the carrying values.

Management evaluates and assesses all nonperforming assets on a regular basis as part of its well-established loan review process. This process has been designed to identify, monitor and address asset quality issues in an accurate and timely manner.

The allowance for loan losses of $8.4 million as of March 31, 2008 was recorded at 1.20% of total loans outstanding as of this date, as compared to 1.02% of total loans outstanding as of March 31, 2007. The allowance has been recorded based on management’s ongoing evaluation of inherent risk and estimates of probable credit losses within the loan portfolio. Management believes that specific reserves have been allocated in its allowance for loan losses as of March 31, 2008 related to the nonperforming assets and other nonaccrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral. Also included in the allowance for loan losses as of March 31, 2008 is $2.9 million added from the acquisition of Carolina National.

COMPANY HIGHLIGHTS

First National Bancshares, Inc. is an $848-million asset bank holding company based in Spartanburg, South Carolina. Its common stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South. As of January 31, 2008, it acquired 100% of the outstanding stock of Carolina National Corporation in a stock and cash transaction.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers. The banking division operates 11 full-service branches, three in Spartanburg County operating as First National Bank of Spartanburg, and eight operating as First National Bank of the South in Columbia, Charleston, Mount Pleasant, Greenville and Greer. The Office of the Comptroller of the Currency (“OCC”) has approved the opening of a twelfth full-service branch, which is currently under construction in Lexington, South Carolina. First National has also received approval from the OCC to open its thirteenth full-service branch and York County market headquarters in the Fort Mill/Tega Cay community, which is expected to open later in 2008. First National also operates loan production offices in Rock Hill, South Carolina and Indian Trail, North Carolina.

First National Bank’s wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office in Greenville. Additional information about First National is available online in the Investor Relations section of www.firstnational-online.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future growth, plans, objectives, expectations, performance, events and the like, as well as any other statements, including those regarding the merger, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to our ability to execute our growth strategy, competition for loans and deposits, uncertainties resulting from the acquisition of Carolina National Corporation, the continued integration of operations and the cost of combining the banks, whether the transaction will be accretive to First National’s shareholders, business disruption following the merger including adverse effects on employees, the quality of Carolina National’s assets that First National has acquired, the ability of First National to retain customers of Carolina National following the merger, acceptance of First National’s products and services in the Columbia market, changes in worldwide and U.S. economic conditions, a downturn in the economy or real estate market, construction delays and greater than expected non-interest expenses or excessive loan losses and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s and Carolina National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable though they are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation that the future events, plans, or expectations contemplated by either company will be achieved. First National does not intend to and assumes no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.

First National Bancshares, Inc.
Summary Financial Data (unaudited)
(Dollars in thousands, except per share data)

Income Statement Data:	Three Months Ended March 31,		Increase/
	2008	2007	(Decrease)
Interest income	$11,674	$8,895	31.2%
Interest expense	6,522	4,939	32.1%
Net interest income	5,152	3,956	30.2%
Provision for loan losses	466	339	37.5%
Net interest income after provision for loan losses	4,686	3,617	29.6%
Noninterest income	1,339	666	101.1%
Noninterest expense	4,920	2,972	65.5%
Income before income taxes	1,105	1,311	(15.7%)
Income tax expense	370	459	(19.4%)
Net income	735	852	(13.7%)
Preferred stock dividends(1)	326	-	100.0%
Net income available to common shareholders	$409	$852	(52.0%)

Selected Performance Ratios (annualized):
Net interest margin	2.91%	3.50%	(16.9%)
Return on average assets	0.39%	0.73%	(46.6%)
Return on average equity	4.00%	12.61%	(68.3%)
Return on average tangible equity	4.35%	12.61%	(65.5%)
Efficiency ratio	75.79%	64.32%	17.8%

Per Share Data and Shares Outstanding(2):
Net income - basic	$0.07	$0.23	(69.6%)
Net income - diluted	$0.10	$0.19	(47.4%)
Tangible book value per common share(7)	$6.21	$7.50	(17.2%)
Tangible diluted book value per common share(8)	$7.46	$6.93	7.6%
Weighted average shares outstanding:
Basic	5,469,281	3,701,653	47.8%
Diluted(3)	7,122,692	4,416,110	61.3%
Common shares outstanding at period end	6,365,221	3,704,703	71.8%

Balance Sheet Data:	As of March 31,
	2008	2007
Total assets	$848,348	$508,511	66.8%
Loans, net of unearned income(4)	701,514	404,160	73.6%
Mortgage loans held for sale	15,665	12,726	23.1%
Allowance for loan losses	8,400	4,119	103.9%
Securities available for sale	68,365	65,529	4.3%
Goodwill	29,132	-	100.0%
Core deposit intangible	1,041	-	100.0%
Noninterest-bearing deposits	47,129	31,971	47.4%
Interest-bearing deposits	624,421	376,707	65.8%
Total deposits	671,550	408,678	64.3%
FHLB advances and other borrowed funds	68,589	54,780	25.2%
Junior subordinated debentures	13,403	13,403	-
Shareholders’ equity	$87,679	$27,795	215.4%

Total loans to deposits(5)	106.79%	102.01%	4.7%

Asset Quality Data:
Nonperforming loans	$17,605	$3,828	359.9%
Other real estate owned	3,131	-	100.0%
Total nonperforming assets	$20,736	$3,828	441.7%

Nonperforming assets to total loans(4)	2.96%	0.95%	211.6%
Nonperforming assets to total assets	2.44%	0.75%	225.3%
Net chargeoffs to average total loans(4)	< 0.01%	< 0.01%	-
Allowance for loan losses to nonperforming loans	47.71%	107.60%	(55.7%)
Allowance for loan losses to total loans(4)	1.20%	1.02%	17.6%

Capital Ratios(6):
Average equity to average assets ratio	9.78%	5.78%	69.2%
Leverage capital ratio	7.95%	7.93%	0.3%
Tier 1 risk-based capital ratio	9.73%	9.05%	7.5%
Total risk-based capital ratio	11.23%	10.91%	2.9%

(1)
Preferred stock dividends were distributed on the 720,000 shares of 7.25% Series A Noncumulative Convertible Perpetual Preferred Stock, issued on July 9, 2007 which has been included in shareholders’ equity at a price of $25.00 per share.

(2)	All share amounts reflect the 7% stock dividend distributed on March 30, 2007.
(3)
Weighted average diluted shares outstanding reflect the dilutive effect of the following common stock equivalents: common stock options and warrants, and the potential issuance of common stock from the conversion of noncumulative perpetual preferred securities.

(4)	Total loans include nonperforming loans, but not mortgage loans held for sale.
(5)	Total loans include nonperforming loans and mortgage loans held for sale.
(6)	Capital ratios are presented for the consolidated entity.
(7)	Tangible book value per common share excludes intangible assets and preferred equity from total shareholders’ equity.
(8)
Tangible diluted book value per common share adjusts (1) total shareholders’ equity to exclude intangible assets and include proceeds from the exercise of options and warrants and (2) common shares outstanding to include shares issued upon the exercise of options and warrants and the conversion of noncumulative perpetual preferred securities.